EXHIBIT 99.1

TOR Minerals Receives Shareholder Approval for Private Placement

CORPUS CHRISTI, Texas, January 2, 2009 -- TOR Minerals International, Inc. (Nasdaq: TORM) announced today that it has received shareholder approval pursuant to its previously announced private placement.  Proceeds in the amount of $1,890,000 were received by the company for the sale of 63 units at a price of $30,000 per unit.  Each unit consists of 25,000 shares of TOR's common stock and a warrant to purchase an additional 25,000 shares of TOR's common stock.  Each warrant is exercisable for three years at a price of $2.00 per share.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051